Free Writing Prospectus

Filed Pursuant to Rule 433

Dated January 22, 2020

Registration Statement Nos. 333-231819 and 333-231819-04

$1.05+ billion Ford Credit Auto Lease Trust (FORDL) 2020-A

Active Joint-Leads : Barclays (str), Mizuho, TD

Passive Joint-Leads : BofA Securities, Credit Suisse

Co-managers : Commerzbank, US Bank

Selling Group : Academy Securities, Great Pacific Securities

-Anticipated Capital Structure-

CLS	$AMT(MM)	WAL	S&P/F	E. FNL	L. FNL	BNCH	SPRD	YLD%	CPN%	PRICE
A1	190.000	0.32	A-1+/F1+	9/20	2/21	IntL	- 8	1.72753%	1.72753%	100.00000
A2	382.000	1.10	AAA/AAA	07/21	07/22	EDSF	+ 14	1.812%	1.80%	99.99435
A3	353.000	1.75	AAA/AAA	03/22	03/23	EDSF	+ 25	1.860%	1.85%	99.99514
A4	75.000	2.22	AAA/AAA	05/22	05/23	IntS	+ 30	1.897%	1.88%	99.97928
B	56.200	2.38	AA+/AA	07/22	06/23	IntS	+ 47	2.063%	2.05%	99.99032
C	52.400	**NOT OFFERED**

Expected Pricing	: PRICED	Ticker	: FORDL 2020-A
Expected Settle	: 01/28/2020	Registration	: SEC-Reg
First Payment	: 02/18/2020	ERISA	: Yes
Expected Ratings	: S&P, Fitch	Pxing Speed	: 100 PPC
Bill & Deliver	: Barclays	Min Denoms	: $1k x $1k

-Available Materials-
*Intexnet	: bcgfcalt_2020-a_preprice
Passcode	: 6KBY
*Attached	: Prelim Prospectus, FWP
*Roadshow	: www.dealroadshow.com
Passcode	: FORDL20A

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.